Exhibit 99.1

       BELO ANNOUNCES CIRCULATION FIGURES FOR THE DALLAS MORNING NEWS; NEW
                   INITIATIVES LAUNCHED TO INCREASE READERSHIP

DALLAS, May 13 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) announced today that the Audit Bureau of Circulations ("ABC") has released its audit of circulation figures filed by The Dallas Morning News in its Publisher's Statement for the six-month period ended March 31, 2005. The audited circulation figures showed daily circulation of 477,493 and Sunday circulation of 655,809, decreases of approximately 50,000 newspapers daily versus March 2004, or 9.6 percent, and 100,000 newspapers Sunday, or 13.2 percent. Circulation figures for the March 2005 reporting period compare to March 2004 figures that were compiled prior to the August 2004 announcement of the circulation overstatement. If the effects of the overstatement were fully incorporated in the March 2004 figures, they would have lowered the circulation reported for that period.

Robert W. Decherd, Belo's chairman, president and chief executive officer, said, "We are very pleased to have these 2005 audited figures to provide to Morning News advertisers as we continue to build our businesses together. This audit and the upcoming September 2005 audit will provide the important baseline from which we and our advertisers gauge future circulation performance at The Dallas Morning News. The audited circulation figures are very close to the estimates we made public in late February. The key factors that affected circulation during this six-month period were the irregular comparison to the March 2004 figures and the disruption of normal distribution processes related to the many circulation process improvements implemented over the past nine months at The Morning News."

As expected, the ABC also announced that it has recalled The Morning News' Publisher's Statements for the six months ended September 30, 2003 and March 31, 2004, and has withdrawn its unqualified opinion of the audit report for the twelve months ended March 31, 2003, citing the unavailability of reliable records for those periods. The basis for ABC's actions is consistent with the findings of the independent investigation of circulation matters at The Morning News conducted by a national law firm last August and September under the direction of the Audit Committee of Belo's Board of Directors.

As required by the ABC, The Dallas Morning News will file a Publisher's Statement, subject to audit by the ABC by zip code, every six months for the next two years beginning with the March 2005 period. These reports will provide advertisers and the public with the most accurate, up-to-date information possible. As stated in previous communications, the Company expects circulation for the September 2005 and March 2006 reporting periods to continue to be impacted by disruptions associated with the many important changes in distribution processes being implemented at The Morning News.

The Morning News has launched several initiatives in recent months to assist in building stronger circulation controls and to grow readership, including:

     * Establishment of the Circulation Review Team (CRT), which was appointed by Decherd in August 2004. The CRT has identified interim process changes and long-term improvements for the Circulation Department of The Dallas Morning News. "These recommendations, which cover each of the major circulation channels, are designed to ensure the integrity of The Morning News' circulation and improve the experience of customers with the product," said Decherd. "When fully implemented, the improvements should result in a best-in-class system for distributing and counting newspapers."

     * New products responding to readers' desire for more localized news and information, including the launch of a zoned section and neighborhood publications in and around Denton County this month. The zoning initiatives enhance the current Metro section by providing additional information about suburban communities. Concurrently, The Morning News launched a series of neighborhood publications featuring articles and photos submitted by local residents and edited by Morning News staff members. These initiatives allow readers to connect with their local community and give local advertisers new opportunities to reach a more targeted audience.

     * Announcement of plans to build a new distribution and production center in Southern Dallas. This packaging facility will provide greater flexibility for the newspaper's Sunday edition and will allow The Morning News to better serve readers and advertisers.

     * Development of a large-scale marketing campaign to launch in fall 2005 that promotes the many benefits of reading The Morning News and its relevance to a wide range of audiences.

    About Belo

Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and al dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

SOURCE  Belo Corp.
    -0-                             05/13/2005
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /Web site:  http://www.belo.com /